Exhibit 99.1

FOR IMMEDIATE RELEASE

June 18, 2009

Liberty Media Corporation to Hold Annual Meeting of Shareholders

Englewood, Colo. June 18 - Liberty Media Corporation (Liberty Media) (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LMDIA, LMDIB) will be holding its Annual Meeting of Shareholders on Thursday, June 25, 2009 at 9:00 a.m. Mountain Time at the Marriott Denver South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124.  At the meeting, Liberty Media may make observations concerning its historical operating performance and outlook and may discuss the pending split-off of a majority of the assets and liabilities of the Entertainment Group and the related, proposed business combination with The DIRECTV Group, Inc.

In addition, the presentation will be broadcast live via the Internet.  All interested persons should visit the Liberty Media website at http://www.libertymedia.com/events to register for the webcast.  An archive of the webcast will also be available on this website for 30 days.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of Liberty Entertainment, Inc. (LEI), the new DIRECTV or any of the Liberty Media tracking stocks.  The offer and sale of shares in the proposed split-off and the proposed related business combination with DIRECTV will only be made pursuant to one or more effective registration statements. Liberty Media stockholders and other investors are urged to read the registration statements filed with the SEC, including the proxy statement/prospectuses contained therein, because they contain important information about these transactions.  A copy of the registration statements and the proxy statement/prospectuses are available free of charge at the SEC’s website (http://www.sec.gov). Copies of Liberty Media’s filings together with the materials incorporated by reference therein can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408 and copies of DIRECTV’s filing together with the materials incorporated by reference therein can also be obtained, without charge, by directing a request to The DIRECTV Group, Inc., 2230 E. Imperial Highway, El Segundo, CA 90245, Attn: Investor Relations, Telephone (310) 964-0808.

Participants in a Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transactions. Information regarding the directors and executive officers of each of Liberty Media, LEI and the new DIRECTV and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise are available in the proxy materials filed with the SEC.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (NASDAQ:  LINTA, LINTB), which includes Liberty’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Entertainment group (NASDAQ:  LMDIA, LMDIB), which includes Liberty Media ‘s interests in The DIRECTV Group, Inc., Starz Entertainment, Game Show Network, LLC, WildBlue Communications, Inc., and Liberty Sports Holdings LLC, and (3) the Liberty Capital group (NASDAQ:  LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Entertainment group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.

Contact:

Courtnee Ulrich

720-875-5420